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                                                       Exhibit 11

                        STOICO RESTAURANT GROUP, INC.

                     COMPUTATION OF EARNINGS PER SHARE

                                  Twelve Weeks Ended    Forty Weeks Ended
                                -------------------------------------------
                                October 1, October 3,  October 1, October 3,
                                   1996      1995        1996       1995
                                ---------- ----------  ---------- ----------
Weighted average common
 shares outstanding              4,307,027  3,230,751   4,266,231  3,180,405

Effect of common stock issued
 or common stock options
 granted during the twelve-month
 period prior to the initial
 public offering:
   Common stock issued                   -     927,546     32,187    927,546
   Common stock options granted      8,834       8,834      8,834      8,834
                                  --------    --------    -------   --------

Total weighted average of
  common and common
  equivalent shares              4,315,861   4,167,131  4,307,252  4,116,785
                                 ---------   ---------  ---------  ---------
Net loss                        $(576,791)   (259,567) (1,558,639) (734,448)

Loss per share                  $    (.13)       (.06)       (.36)     (.18)
                                ----------   --------- ----------- ---------

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